Schedule 2(d)(i)

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT made as of May___, 2001 by and between Stephen E. Moore, a resident of New York (the "Executive"), and itradecurrency.com, L.L.C., a Delaware limited liability company, (the "Company").

                                    RECITALS

The Executive is a member of the Company and one of two executives primarily responsibility for the Company's operations. Under a separate agreement dated May___, 2001, Bedford Holdings, Inc. is to acquire although the outstanding units of membership of the Company. The Company desires assurance that the Executive will continue as one of its key managers for at least the next three years. The parties intend that the executives previously managing the Company's operations shall continue to operate the Company on an autonomous basis, subject only to such controls as may be required for Bedford Holdings, Inc. to carry out its responsibility with respect to associated persons of a broker-dealer under the Securities Exchange Act of 1934, and that in order to provide adequate incentives those executives shall receive compensation representing a substantial part of the the profits generated by the Company. The Company further wishes to assure itself of continuity of management in the event of any actual or threatened change in the control of the Company, and believes it is important that Executive be able to assess and advise the Company whether supporting a change in control would be in the best interests of the Company and its shareholders without being influenced by the uncertain effect of such a change upon Executive's role within the Company. The Executive is willing to commit to undertake his responsibilities as President Company on the terms and conditions hereinafter set forth.

The Company is entering into a similar agreement with the other executive who previously was managing the Company's operations. Anything to the contrary notwithstanding, it is understood that the Company's obligation to pay the incentive compensation provided to the Executive under this Agreement and the incentive compensation provided to that other executive under the related agreement shall be considered a unified obligation to pay such sums in the aggregate, and may be divided between those two individuals in such proportions as they may from time to time determine. For the avoidance of doubt, in the event the Company's obligation to pay the incentive compensation to the Executive shall cease or be diminished for any reason, including a Termination event provided for herein, such incentive compensation shall instead be paid to the remaining executive together with all compensation otherwise due him under his own Employment Agreement. The portion of the total incentive compensation payable to both such individuals to which the Executive is entitled is referred to in this Agreement as his "Proportionate Share" of such compensation.

The parties therefore agree as follows.

1. Employment and Term. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for the period commencing on the date hereof and continuing until the third anniversary of such date (the "Initial Term"), which employment and this Agreement may be renewed from year to year thereafter, unless terminated by either party by written notice of termination given to the other party. Termination by the Company of the employment of Executive hereunder shall be effective (a) 90 days after the date such notice is given if such termination is pursuant to Sections 5 or 6 below, or (b) immediately upon the date such notice is given if such termination is pursuant to Section 7 below.

2. Responsibilities. During the term of his employment, the Executive shall devote his full time, attention, loyalty, skill and efforts to the performance of his responsibilities to the Company as Chairman of the Board and Chief Executive Officer. The Company will not during the terms of this Agreement demote the Executive or reduce his responsibility as one of the two principal executive officers responsible for management of the Company, or otherwise reduce his stature in the Company.

3. Compensation. The Executive shall receive a salary of $180,000 per year, payable in equal semi-monthly installments. The Company and the Executive shall agree in writing at the beginning of each fiscal year upon a reasonable amount to be paid by the Company to Bedford Holdings, Inc. as compensation for carrying out its supervisory responsibilities as to associated persons under the Securities Exchange Act of 1934 (the "Control Compensation"). In addition, the Executive shall be entitled to incentive compensation in an amount equal to his Proportionate Share of all profits of the Company (determined in accordance with Generally Accepted Accounting Principles) after payment of expenses (including without limitation the salaries of all employees including the Executive and the Control Compensation) The Company shall provide to the Executive disability insurance comparable to that currently maintained by the Company or otherwise satisfactory to the Executive in his discretion, and such other fringe benefits as the Executive and the other principal executive officer responsible for the Company's management may in their sole discretion determine, provided, however, that any such benefits shall be provided only from profits available after payment of the supervisory fee to Bedford Holdings, Inc. referred to above.

4. Support and Expenses. The Company shall provide the Executive with an office, staff and other support appropriate for a principal executive officer of an organization of the stature of the Company, and shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by him in connection with the performance of his services under this Agreement upon presentation of expense statements or vouchers and such other supporting information as the Company may from time to time reasonably request. The Executive understands that Bedford Holdings, Inc. will require the Company to relocate to its corporate headquarters in Orangeburg NY to facilitate the performance by Bedford's Allen & Pierce subsidiary of its responsibilities under the Securities Exchange Act of 1934. That move shall be completed not later than September 1, 2001, but failure to do so shall not constitute "Cause" for termination of this Agreement as defined in Section 7 hereof .

5. Termination by Company After Initial Term. If the Company shall terminate the employment of Executive after the end of the third year of this Agreement, for a reason other than "disability" or "cause," as defined in Section 7 hereof, the Company shall continue to pay the Executive all of his compensation set forth in
Section 3 hereof through the effective date of termination. In addition to the foregoing, the Company shall pay to the Executive on the first business day of the month following the effective date of termination severance pay (herein called "Severance Pay") in a lump sum equal to six (6) times the incentive compensation received by the Executive for the immediately preceding fiscal year in accordance with Section 3.

6. Termination by Company Prior to End of Initial Term. If the Company shall terminate the employment of Executive prior to the end of the third year of this Agreement, for a reason other than "disability" or "cause" as defined in Section 7 hereof, or if the Executive shall terminate his employment after the Company has committed a material breach of this Agreement or the Exchange Agreement, then the Company shall pay to the Executive as they become due, amounts otherwise payable to the Executive if he had remained in the employment of the Company until the end of the third year of this Agreement. In addition, the Company shall pay to the Executive on the first business day of the month following the end of the third year of this Agreement severance pay (herein called "Severance Pay") in a lump sum equal to six (6) times the incentive compensation received by the Executive for the immediately preceding fiscal year in accordance with Section 3.

7. Termination for Disability or Cause. If the Executive becomes Prominently Disabled, as defined below in this Section 7, prior to the expiration of the Term, during any renewal period which this Agreement may be in effect, the Company shall be entitled to terminate his employment. In the event of such termination, the Executive shall be entitled to continue to receive his Base Salary, at the rate paid to the Executive at the date of such termination, for a period of two (2) years following such date or until such time as the Company may elect to rehire Executive (but in no event shall such Base Salary exceed in aggregate $500,000 over the total term of the Permanent Disability), in addition to such amounts, if any, as are payable to the Executive under any applicable insurance policies. For the purposes of this Section 7 the Executive shall be deemed "Prominently Disabled" when, and only when, he is deemed permanently disabled in accordance with the disability policy of the Company as in effect from time to time. The Company may terminate the Executive's employment for "cause" if the Board of Directors shall determine in good faith that there shall have been a willful breach by the Executive in a material manner, and to the material detriment of the Company, of his duty of loyalty to the Company. If the Company shall terminate the employment of Executive for cause at any time, the Company shall have no further obligation hereunder except for payment of the incentive compensation referred to in Section 3 for services previously rendered.

8. Voluntary Termination. If prior to breach of this Agreement by the Company, the Executive shall resign as an employee during the Initial Term of his employment, the Company shall have no further obligation hereunder except for payment of the incentive compensation referred to in Section 3 for services previously rendered.

9. Covenant Not to Compete. The Executive covenants and agrees that, from the date hereof and until (i) thirty-six months following resignation by the Executive pursuant to Section 8 hereof, or (ii) in the case of any other termination of Executive's employment, six months following the date upon which the final payment of amounts payable to the Executive by the Company by reason of such termination becomes due, he shall not, either directly or indirectly,
(a) engage in or conduct any business competitive with the Company's business, whether individually or as an employee, agent, officer, director, owner, consultant or otherwise, without the prior written consent of the Board of Directors of the Company, or (b) induce or attempt to induce any existing or future employee or consultant of the Company or any of its Affiliates to leave such employment.

10. Litigation. If litigation shall be brought by either party to enforce or interpret any provision contained herein and such party (the "prevailing party") shall prevail on any issue contested in such litigation either through settlement or judgment in favor of the prevailing party, the other party shall reimburse the prevailing party for


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

reasonable attorneys' fees and disbursements incurred by the prevailing party in such litigation, and shall pay prejudgment interest on any money judgment obtained by the prevailing party calculated at the rate in effect from time to time designated by the Company's principal bank as its prime rate from the date of the breach by such other party under this Agreement.

11. Provisions Becoming Effective upon Change in Control. Beginning on the date of a Change of Control (as defined below), this Section 11 shall govern Executive's employment and compensation by the Company and the other matters referred to herein, and any other employment or severance agreement, arrangement or policy otherwise applicable to the Executive, including, without limitation, Sections 5 through 7, shall be superseded by this Section.

      (a) Definitions. As used in this Section 11, the following terms shall have the meanings indicated below.

            (i) "Change of Control" means a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934 (the "Act"), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a Change of Control shall be deemed to have occurred if:

                  (A) any person or group (as such terms are used in connection with Sections 13(d) and 14(d) of the Act) becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities;

                  (B) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or

                  (C) without the consent of the Executive, the Executive ceases for any reason other than resignation, termination for cause, death or disability to remain a principal manager of the Company.

            (ii) "Term of Post-Takeover Employment" means the period beginning on the date of a "Change of Control" and ending on the earliest of:

                  (A) Executive's 65th birthday,

                  (B) Executive's death,

                  (C) the date on which this Agreement terminates in accordance with Section 11(b), and

                  (D) the date on which all rights and obligations of the parties hereto have been satisfied in accordance with the terms of this Agreement. Neither the expiration of the Term of Post-Takeover Employment nor the termination of this Agreement will relieve the Company of the obligation to provide Executive, in accordance with the terms hereof, the payments, benefits and coverage to which he has become entitled under this Agreement.

      (b) Termination on Expiration of Term. Either the Company or Executive may, by giving 60 days' written notice to the other party, terminate the Agreement as of the third, or any subsequent, anniversary of the Change of Control.

      (c) Termination of Employment.

            (i) In the event Executive's employment is terminated by the Company during the Term of Post-Takeover Employment for any reason other than "Cause" (as defined in Section 11(c)(v) the Company will pay Executive:

                  (A) a lump sum cash payment, payable within 30 days of his termination, equal to 300% of the sum of:

                        (1) Executive's highest annual incentive compensation determine in accordance with Section 3 in effect at any time prior to his termination, plus

                        (2) the highest aggregate amount included by the Company on his Form W-2 for fringe benefits provided in any of the three calendar years prior to his termination, plus

            (ii) In the event of a termination described in Section 11(c)(i), Executive, together with his dependents and beneficiaries, will continue following his termination to participate fully in accordance with Section 3 in all life insurance plans, accident and health plans and other welfare plans, maintained or sponsored by the


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

Company immediately prior to the Change of Control, or receive substantially equivalent coverage (or the full value thereof in cash) from the Company, until the later of

                  (A) the end of Executive's Term of Post-Takeover Employment or

                  (B) the first anniversary of his termination.

            (iii) Upon the occurrence of any breach by the Company of this Agreement within the meaning of Section 11(c)(iv), Executive may give the Company written notice of his intention to resign effective the 30th day following the date of such notice. If the Company does not fully remedy such breach within 15 days of the date of such notice, Executive's resignation will become effective on such 30th day. If Executive resigns in accordance with this Section during the Term of Post-Takeover Employment, his employment will be deemed to have been terminated by the Company for reasons other than Cause (and he will be deemed to have offered to continue to provide services to the Company), and he will be entitled to all the payments and rights and benefits described in Sections 11(c)(i), and 11(c)(ii) provided that such payments and rights and benefits will in no event be less than they would have been had such termination taken place on the date that the Company first breached this Agreement.

            (iv) The following events are breaches by the Company of this Agreement within the meaning of this Section 11(c)(iv):

                  (A) any reduction of, or failure to pay, Executive's salary or bonus as described in Section 3;

                  (B) assignment to Executive of any duties inconsistent in any respect with his position (including status, offices and titles), authority, duties or responsibilities as contemplated by Section 2, or any other action by the Company which results in a diminution of such position, authority, duties or responsibilities;

                  (C) failure after a Change of Control to comply with and satisfy Section 11(g)(i) or 11(g)(ii);

                  (D) relocation of the Company's principal executive offices, or any event that causes Executive to have his principal place of work changed, to any location outside the area where its corporate headquarters are located at the time of the Change of Control;

                  (E) any requirement by the Company that Executive travel away from his office in the course of his duties significantly more than the number of consecutive days or aggregate days in any calendar year than was required of him prior to the Change of Control; and

                  (F) without limiting the generality or effect of the foregoing, any other material breach of this Agreement by the Company or any successor thereto or transferee of substantially all the assets thereof.

            (v) If Executive is dismissed by the Company for Cause, he will not be entitled to payments, provided under Sections 11(c)(i) or 11(c)(ii). "Cause" means only the willful commission by Executive of theft, embezzlement or other serious and substantial crimes against the Company. For purposes of this definition, no act or omission shall be considered to have been "willful" unless it was not in good faith and Executive knew at the time that the act or omission was not in the best interest of the Company.

            (vi) If Executive's employment is alleged to be terminated for Cause or if Executive's right to resign under Section 11(c)(iii) is disputed, Executive may initiate binding arbitration in Westchester County, New York, before the American Arbitration Association by serving a notice to arbitrate upon the Company or, at Executive's election, institute judicial proceedings, in either case within 90 days of the effective date of his termination or, if later, his receipt of notice of termination, or such longer period as may be reasonably necessary for Executive to take such action if illness or incapacity should impair his taking such action within the 90-day period. The Company agrees

                  (A) to pay the costs and expenses (including Executive's counsel fees), and

                  (B) to pay interest to Executive on any amounts ultimately found to be due to Executive hereunder during any period of time that such amounts are withheld pending arbitration and/or judicial proceedings. Such interest will be at a rate of 2% over the base rate most recently announced by the Company's principle bank prior to the commencement of the arbitration.

            (vii) Termination of employment due to the death or total and permanent disability of Executive will not be considered a termination for purposes of this Section.


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

            (viii) If Executive dies following a termination of employment which entitled him to benefits under this Section 11(c) but prior to receipt of all such benefits, his beneficiary (as designated to the Company in writing) or, if none, his estate, will be entitled to receive all unpaid amounts due hereunder.

      (d) No Obligation to Mitigate. There shall be no requirement on the Executive's part to seek other employment or otherwise mitigate in order to be entitled to the full amount of any payments or benefits hereunder.

      (e) Limitation.

            (i) Notwithstanding any other provision of this Agreement, and except as provided in Section 11(e)(ii), the payments or benefits to which Executive will be entitled under Section 11(c) of this Agreement will be reduced to the extent necessary so that Executive will not be liable for the federal excise tax levied on certain "excess parachute payments" under section 4999 of the Code. [This Section may be included or omitted as desired.]

            (ii) The limitation of Section 11(e)(i) will not apply if:

                  (A) the difference between

                        (1) the present value of all payments to which Executive is entitled under Section 11(c) of this Agreement determined without regard to Section 11(e)(i), less

                        (2) the present value of all federal, state, and other income and excise taxes for which Executive is liable as a result of such payments; exceeds

                  (B) the difference between

                        (1) the present value of all payments to which Executive is entitled under Section 11(c) of this Agreement calculated as if the limitation of Section 11(e)(i) applies, less

                        (2) the present value of all federal, state, and other income and excise taxes for which Executive is liable as a result of such reduced payments. Present values will be determined using the interest rate specified in section 280G of the Code and will be the present values as of the date on which Executive's employment terminates (unless it is necessary to use a different date in order to avoid adverse consequences under section 280G).

            (iii) Whether payments to the Executive are to be reduced pursuant to Section 11(e)(i), and the extent to which they are to be so reduced, will be determined by the Executive. Executive may, at the expense of the Company, hire an accounting firm, law firm or employment consulting firm selected by Executive to assist him in such determination.

            (iv) If a reduction is made pursuant to Section 11(e)(i), Executive will have the right to determine which payments and benefits will be reduced.

      (f) Expenses.

            (i) It is the intent of the Company that the Executive not be required to incur any expenses associated with the enforcement of his rights under this Agreement by legal action or arbitration proceeding because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if Executive determines in good faith that the Company has failed to comply with any of its obligations under this Agreement, or if the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any legal action or arbitration proceeding designed to deny Executive, or to recover from him, the benefits intended to be provided hereunder, or in the event of actions instituted as contemplated by Section 11(c)(vi), the Company irrevocably authorizes Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent Executive in connection with any and all actions and proceedings, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, which may adversely affect Executive's rights under this Agreement. In addition, notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive's entering into an attorney-client relationship with such counsel and agrees that a confidential relationship shall exist between Executive and such counsel. Without limiting the effect of Section 11(c)(vi) or of the foregoing provisions of this Section 11(f)(i), the Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys' and related fees and expenses incurred by Executive as a result of the Company's failure to perform under this Agreement.

            (ii) Without limiting the effect of Section 11(f)(i), in order to ensure the benefits intended to be provided to the Executive under such Section, the Company will, if a Change of Control becomes likely or occurs, use reasonable efforts to obtain an irrevocable $1,000,000 letter of credit issued by a bank having combined capital and surplus in excess of $100,000,000, or alternatively to place that amount in escrow or trust with such a bank, to provide a fund for the benefit of Executive and other employees of the Company with similar agreements


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

with respect to enforcement of their rights under their agreements, all on such terms as the Company shall consider appropriate when it obtains such a letter of credit or establishes such a fund.

      (g) Merger or Acquisition.

            (i) If the Company is at any time before or after a Change of Control merged with or consolidated into or with any other corporation or other entity (whether or not the Company is the surviving entity), or if substantially all of the assets of the Company are transferred to another corporation or other entity, the corporation or other entity resulting from such merger or consolidation, or the acquirer of such assets, shall (by agreement in form and substance satisfactory to Executive) expressly assume the obligations of the Company under this Agreement. In any event, however, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation or other entity resulting from such merger or consolidation or the acquirer of such assets, and this Section 11(g) will apply in the event of any subsequent merger or consolidation or transfer of assets.

            (ii) In the event of any merger, consolidation or sale of assets described above, nothing contained in this Agreement will detract from or otherwise limit Executive's right to or privilege of participation in any stock option or purchase plan or any bonus, profit sharing pension group insurance hospitalization or other incentive or benefit plan or arrangement which may be or become applicable to executives of the corporation resulting from such merger or consolidation or the corporation acquiring such assets of the Company.

            (iii) In the event of any merger, consolidation or sale of assets described above, references to the Company in this Agreement shall unless the context suggests otherwise be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets of the Company.

12. Non-recourse Guarantee by Bedford Holdings, Inc. Bedford Holdings, Inc. guarantees to the Executive the payment of all amounts which may become due to the Executive under Section 11. Notwithstanding the foregoing, Bedford Holdings, Inc. may, at its option, discharge its obligations under this guarantee by transferring to the Executive a portion of the then outstanding membership units in the Company equal to the percentage of all of the outstanding membership units acquired by Bedford Holdings, Inc. in accordance with the Exchange Agreement referred to in the recitals, in exchange for a transfer by the Executive of all shares of capital stock of Bedford Holdings, Inc. received by the pursuant to that Exchange Agreement or, if the Executive has disposed of all or a portion of those shares, the shares remaining in the Executive's hands plus cash an amount equal to all amounts received upon disposition of those shares plus, in the case of any disposition other than in and arms-like transaction, an amount determined by multiplying the mean between closing the bid and asked price of Bedford's common stock in the principal market in which is traded as of the close of business on date of disposition.

13. Trading and Other Losses. The Executive understands that Bedford Holdings, Inc. will retain sole discretion as to whether to continue the operations of the Company, and may terminate the Company's operations at any time, liquidate the Company or place it into bankruptcy or reorganization under the Bankruptcy Act. In the event of such termination, if it is not reasonably likely that any amount would be available for distribution to members after satisfaction of all liabilities of, and claims or potential claims against, the Company, any such termination shall not be treated as a change in control for purposes of Section
11. However, if it is reasonably likely that an amount would be available for distribution to members, any such termination shall be treated as a change in control for purposes of Section 11, and the Executive shall become entitled to the payments provided in that Section. If Bedford intends to terminate the Company's operations, liquidate the Company or take the other actions described in the first sentence of this Section, at a time when nothing would be available for distribution to members following liquidation, it shall notify the Executive of its intention to do so not less than three days before taking any action toward such termination. In that event, the Executive shall be entitled to provide or otherwise procure, within five business days of receipt of that written notice, additional funds to continue the Company's operations, and if the Executive does provide or procure funds in an amount which is such that upon liquidation there would be an amount available for distribution to members, than if Bedford nevertheless proceeds with such termination that termination will be treated as a change in control for purposes of Section 11.

14. The Company shall provide to the Executive, to the full extent provided for under the laws of the State of New York, and the Company's By Laws, indemnification for any claim or lawsuit which may be threatened, asserted or commenced against the Executive by reason of the fact that he is or was a Manager or employee, director or other agent of the Company or is or was serving at the request of the Company as a Manager, employee, director or other agent of another limited liability company or corporation, partnership, joint venture, trust or other enterprise or employee benefit plan, provided that indemnification shall not be provided in violation of applicable law. The indemnification provided to Executive shall include coverage of him by officer and director insurance no less favorable to Executive than the policies referred to on Exhibit "A". The company shall also provide the Executive with mandatory advancement of expenses upon receipt by the Company only of Executive's written undertaking to


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

repay any such amount advanced if she is ultimately found not to be entitled to indemnification under applicable law.

15. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior discussions, agreements and understandings of every nature between them. This Agreement may not be changed or modified, except by an agreement in writing signed by all of the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day of year first above written.


                                           ------------------------------------

                                           ITRADECURRENCY.COM, INC.


                                           By:
                                               --------------------------------

Bedford Holdings, Inc. joins in this Agreement to evidence its consent and agreement to the non-recourse guaranty set forth in Section 12. In addition, to induce the Executive to enter into this Agreement, Bedford Holdings, Inc. grants to the Executive a contingent but irrevocable option to purchase the Executive's Proportionate Share of the outstanding membership units of the Company. That option shall be exercisable only if and when the Company shall, due to modification, construction or interpretation of new or existing law or regulation, cease, by sole virtue of its status as an Associated Person of Allen & Pierce Securities as defined, to be wholly exempt from regulation under the Commodities Exchange Act ("CEA"), as amended by the Commodity Futures Modernization Act of 2000, with respect to its activities as a counterparty to customers who are not eligible contract participants as defined in the CEA, in off-exchange, margined foreign exchange contracts, for future delivery, or if and when the Company shall become subject to such other law or regulation by any agency or regulatory body as to render such activities unlawful or economically unfeasible. The Executive may exercise the option by transferring to Bedford all shares of capital stock of Bedford Holdings, Inc. received by the pursuant to that Exchange Agreement or, if the Executive has disposed of all or a portion of those shares, the shares remaining in the Executive's hands plus cash an amount equal to all amounts received upon disposition of those shares plus, in the case of any disposition other than in and arms-like transaction, an amount determined by multiplying the mean between closing the bid and asked price of Bedford's common stock in the principal market in which is traded as of the close of business on date of disposition.

                                           Bedford Holdings, Inc.


                                           By:
                                               --------------------------------


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